Exhibit 10.1

PEP21 Grant Award Agreement

This overview includes important information setting forth the terms and conditions of your Performance Earnings Program award for Fiscal Years 2021 through 2023 (PEP21).  The PEP award is subject to the terms and conditions set forth in the Standard Terms and Conditions for Performance Earnings Program and the AECOM 2020 Stock Incentive Plan Document.

The highlights of the PEP21 award include:

◾	Performance Measures: Return on Invested Capital (ROIC), Adjusted Earnings per Share (EPS) Growth, and Relative Total Shareholder Return (TSR), equally weighted
◾	Performance Cycle: ROIC and Relative TSR are measured over a single three-year period covering fiscal years 2021, 2022 and 2023. Adjusted EPS Growth measures the growth in fiscal year 2021, average growth in fiscal years 2021 and 2022, and average growth in fiscal years 2021, 2022, and 2023.
◾	Vesting: Earned PEP units shall cliff vest 100% on December 15, 2023. If your employment at AECOM ends prior to the vesting date, you will not receive the award payment on the unvested portion of your award. You may be eligible for a pro-rata payment if your employment ends due to retirement and full payment due to death or disability.
◾	Taxation: U.S. PEP awards are subject to federal and state income tax, FICA, Medicare and other state employment taxes on the settlement date. Generally, PEP awards issued outside of the U.S. are taxed on the vesting date based on local tax laws. You should consult a tax advisor for specific information.
◾	Award Payout: As provided in the Performance Objectives and Earnout Schedule, your PEP award can pay out anywhere from 0% to 200%. Each AECOM share payout will be reduced by the dollar amount of the statutory tax withholding required at time of vesting unless you elect to pay the taxes yourself. The remaining AECOM shares from each share payout will be deposited into your personal Merrill Lynch brokerage account. Awards are paid exclusively in AECOM stock (net of statutory tax withholding requirements unless you elect to pay the taxes yourself) as soon as administratively possible, but in no event later than 70 days following the vesting date.

You can review your PEP award online anytime at Merrill Lynch (www.benefits.ml.com).  You must accept your PEP grant online at www.benefits.ml.com before you can receive payment of your vested PEP award.  If you are a new PEP recipient, you will be receiving an Account Assignment letter from Merrill Lynch with a PIN number that you will need to access your Merrill Lynch online account.  If you have any problems accessing the website, please contact a Merrill Lynch representative at (877) 637-4226 or from outside the U.S., use the AT&T country code plus +1 (877) MER-4ACM [637-4226], or dial direct: +1 (609) 818-8894.  Merrill Lynch representatives are available 24 hours a day, seven days a week to answer your questions.

You can also review the following materials on the Merrill Lynch website (www.benefits.ml.com):

◾	PEP21 Grant Award Agreement
◾	2020 Stock Incentive Plan
◾	Managing Your Performance Earnings Program brochure

The information provided above is a summary of the plan rules.  If any conflict should arise between this document and the official plan documents, the official plan documents will always govern.  If you have any questions regarding these documents or your PEP award, please contact:

Brue Shin

Director, Executive Compensation – Total Rewards

Brue.Shin@aecom.com

AECOM

STANDARD TERMS AND CONDITIONS FOR

PERFORMANCE EARNINGS PROGRAM

These Standard Terms and Conditions apply to any Award of Performance Earnings Program (“PEP”) units granted to an employee of the Company on or after March 10, 2020, under the AECOM 2020 Stock Incentive Plan, as may be amended from time to time (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.

1.         TERMS OF PEP UNITS

AECOM, a Delaware corporation (the “Company”), has granted to the Participant named in the term sheet (including Attachment A thereto) provided to said Participant herewith, otherwise provided electronically or included on the stock administrator’s online grant summary page (the “Term Sheet”) an opportunity to earn a target number of PEP units (the “Award”) specified in the Term Sheet.  Each PEP unit, if earned, represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), together with a cash payment in an amount equivalent to the aggregate of all Common Stock per share dividends (if any) with an ex dividend date occurring while the PEP unit to which such share relates was outstanding and prior to the payment of such PEP unit (a “Dividend Equivalent”), in each case, upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.

2.         EARNOUT OF PEP UNITS

The number of PEP units earned under the Award shall be determined according to the Performance Objectives and Performance Earnout Schedule specified in the Term Sheet.

3.         VESTING OF PEP UNITS

The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions.  After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Term Sheet with respect to the number of PEP units earned as set forth in the Term Sheet; provided that (except as set forth in Section 5 below) the Participant does not experience a Termination of Employment (as defined in the Plan) prior to becoming vested.  Any date on which PEP units subject to the Award vest is referred to herein as a “Vesting Date.”  Notwithstanding anything herein or in the Term Sheet to the contrary, if a Vesting Date is not a business day, the applicable portion of the Award shall vest on the prior business day.  PEP units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  PEP units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”  The vesting period of the Award may be adjusted by the Administrator to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company in making any such adjustment.  Dividend Equivalents shall accrue and remain unvested with respect to Unvested Units and shall vest, if at all, at the same time or times as the Unvested Units to which the Dividend Equivalents relate.  Dividend Equivalents shall not accrue interest.

Notwithstanding anything herein to the contrary, in connection with any Transaction, Section 12 of the Plan shall apply to the Award, except as otherwise provided in any individual agreement between the Participant and the Company in effect at the time of the Transaction or any Company benefit plan or written policy in effect and applicable to the Participant at the time of such Transaction.

4.         SETTLEMENT OF PEP UNITS

Each earned Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, promptly following the applicable Vesting Date (but in no event later than the 15th day of the third month following the Vesting Date); provided that the Participant has satisfied all of the tax withholding obligations described in Section 8 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The issuance of the shares of Common Stock hereunder may be affected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, (i) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (ii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters (which delay shall in no event extend beyond 15th day of the third month following the following the Vesting Date).

Dividend Equivalents shall be settled in cash at the same time, and upon the same conditions, if applicable, as the earned Vested Units to which they relate.

5.         RIGHTS AS STOCKHOLDER

Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. With the exception of Dividend Equivalents (which shall be settled, if at all, in the form of cash), pursuant to the terms hereof, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.

6.         TERMINATION OF EMPLOYMENT

Upon the date of the Participant’s Termination of Employment (as defined in the Plan) for any reason, except as otherwise expressly provided in this Section 6 or in any individual agreement between the Participant and the Company in effect at the time of Termination of Employment including the Company’s Change in Control Severance Policy for Key Executives (the “CIC Severance Plan”) and the Company’s Senior Leadership Severance Plan (together with the CIC Severance Plan, the ”Severance Plans”), all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  Dividend Equivalents shall be subject to the same treatment upon the Participant’s Termination of Employment as the Vested Units or Unvested Units to which they relate. For the avoidance of doubt, regardless of any notice or severance period required by any applicable law, in no event does the Participant’s entitlement to or receipt of pay in lieu of notice or severance pay under any statute, contract or at common law serve to extend the effective date of Participant’s Termination of Employment for any purpose under this Award.

A.       Upon Termination of Employment as a result of the death of the Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of  the Termination of Employment including the Severance Plans, the Award will vest in full and the Vested Units will be paid to the Participant’s estate, heir or beneficiary.

B.        Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of  the Termination of Employment including the Severance Plans, the Award will vest in full.

C.        If Termination of Employment occurs as a result of the Retirement of a Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of  the Termination of Employment including the Severance Plans, the Award will vest on a pro-rata basis, subject to the following. In order to remain eligible for pro-rata vesting, the Participant: (1) must be a solid performer and meet or exceed expectations with respect to individual performance, etc. (in each case, as determined by the Administrator or any officer of the Company to whom the Administrator’s authority has been delegated) as of the time of Retirement and (2) execute a general release of all claims and abide by a non-solicitation and/or non-competition agreement in a form provided by the Administrator at the time of termination.  The pro-rata basis will be a percentage where the denominator is the number of months in the Vesting Period and the numerator is the number of whole months elapsed from the beginning date of the Vesting Period through the date of termination. PEP units that become Vested Units following the Participant’s Retirement will be paid to the Participant as set forth in Section 4 above. Any unearned PEP units or Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  For purposes of the Award and these Standard Terms and Conditions, the term “Retirement” means retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 and with the approval of the Administrator or (ii) at or after age 65.  The determination of the Administrator as to an individual’s Retirement (including eligibility for Retirement) shall be conclusive on all parties.

D.       Upon Termination of Employment for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

7.        CONDITIONS AND RESTRICTIONS ON SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation  (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award.  Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant to the Award.

8.         INCOME TAXES

The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the units that are vested and earned together with the value of any related Dividend Equivalents.  The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units and Dividend Equivalents, including any such taxes that are required to be withheld and paid to the applicable tax authorities (the “Tax Withholding Obligation”).  The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company at its sole discretion.

By accepting the Award the Participant agrees that, unless and to the extent the Participant has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Participant in respect of Vested Units the whole number of shares (rounded down) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation.  If the withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above.

At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), the Participant may elect to satisfy all or any part of the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a personal check payable to the Company, or (iii) such other means as specified from time to time by the Administrator; in each case unless the Company has specified prior to such date that the Participant is not permitted to satisfy the Tax Withholding Obligation by any such means. The Administrator may, in its discretion, permit or require that the Tax Withholding Obligation be satisfied by the Participant providing instruction and authorization to the Company and a brokerage firm designated by the Company to sell on the Participant’s behalf a whole number of shares of Common Stock from those shares issued to the Participant in respect of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation.  If this “sell to cover” method of payment is permitted (and elected) or required, the applicable shares of Common Stock will be sold on the Taxable Date or as soon thereafter as practicable. The Participant will be responsible for all broker's fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The number of shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates, and to the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit and the Participant acknowledges that the Participant has no entitlement to the equivalent in shares. The Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale.

The Company may refuse to issue any shares of Common Stock to the Participant or settle any Dividend Equivalents until the Participant satisfies the Tax Withholding Obligation.  The Participant acknowledges that the Company has the right to retain, without notice, from shares issuable under the Award or from salary, or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with the Award.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award, or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

9.         NON-TRANSFERABILITY OF AWARD

Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award, prior to the vesting and settlement of the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution.  The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 9.

10.       THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan.  In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.

The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

11.       LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.

12.       NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

13.       SECTION 409A

It is intended that this Award and any payments or benefits made or provided under the Plan or these Standard Terms and Conditions shall comply with Section 409A of the Code, or an exemption from or exception to Section 409A of the Code, and will be interpreted, applied and administered accordingly. Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and

Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code.  To the extent any payment or benefit in respect of this Award is considered deferred compensation subject to (and not exempt from) the restrictions contained in Section 409A of the Code and to the extent the Participant is considered a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) at the time of his or her separation from service (as determined under Section 409A), such payment may not be made as a result of the Participant’s separation from service before the date that is six months after the Participant’s separation form service (or, if earlier, the Participant’s death).  Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the Participant’s separation from service (or, if earlier, as soon as administratively practicable after the Participant’s death).

14.       CLAWBACK POLICY

The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Company’s Clawback Policy as amended from time to time.  To the extent the Participant is subject to the Policy, the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

15.       NOTICES

All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company, to:

AECOM

300 S Grand Ave, 9th Floor

Los Angeles, CA 90071-2201

Attention:  Compensation Department

If to the Participant, to the address for the Participant contained in the Company’s books and records.

16.       SEPARABILITY

In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

17.       HEADINGS

The headings preceding the text of the sections herein are inserted solely for convenience of reference and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

18.       FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

19.       BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

20.       DISPUTES

All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion.  In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan.  The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious.  This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.

21.       ELECTRONIC DELIVERY

The Company may, at its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant.

Attachment A

AECOM

PERFORMANCE OBJECTIVES AND EARNOUT SCHEDULE

FY21 PERFORMANCE EARNINGS PROGRAM

This schedule outlines the performance conditions attached to the vesting of the PEP award.

The PEP award is administered in accordance with provisions of the AECOM 2020 Stock Incentive Plan and associated documents, including this Performance Objectives and Earnout Schedule and the Standard Terms and Conditions as established by the Administrator.

The amount of PEP units that may be earned will be determined based on the following:

Performance Objective	Weighting
1. Relative Total Shareholder Return	1/3rd
2. Return on Invested Capital	1/3rd
3. Adjusted Earnings Per Share Growth	1/3rd

Details of each Performance Objective as well as the Performance Earnout Schedule for each objective is as follows:

1.         Relative Total Shareholder Return (“TSR”)

Relative TSR is tied to the percentile level at which the Company’s TSR over the period from October 1, 2020 through and including September 30, 2023 (the “Performance Period”) stands in relation to the TSR for that same period of the companies comprising the Comparator Group (the “Percentile Rank”), rounded to the nearest 0.1%.

TSR is calculated for AECOM and each company in the Comparator Group as follows:

TSR =	(Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

For such purpose, the Administrator will consider the following:

Performance Period Start Date.  October 1, 2020.

Performance Period End Date.  September 30, 2023.

Beginning Stock Price.  Defined as the trailing 30 consecutive day average closing stock price of the applicable company, ending on the day immediately prior to the Performance Period Start Date.

Ending Stock Price.  Defined as the trailing 30 consecutive day average closing stock price of the applicable company ending on the Performance Period End Date.

Reinvested Dividends.  Defined, with respect to any company, as (i) the aggregate number of shares of common stock (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share of the company’s common stock during that period been immediately reinvested in additional shares of the same common stock (or fractional shares) at the closing selling price per share of such common stock on the applicable ex-dividend date multiplied by (ii) Ending Stock Price.

Comparator Group.  The Comparator Group for purposes of the PEP award will consist of the following companies (subject to any adjustments provided for below):

Booz Allen Hamilton Holding Corporation	Parsons Corporation
EMCOR Group, Inc.	Quanta Services, Inc.
Fluor Corporation	SNC-Lavalin Group Inc.
Jacobs Engineering Group Inc.	Stantec Inc.
KBR, Inc.	Tetra Tech, Inc.
Leidos Holdings, Inc.	Tutor Perini Corporation
MasTec, Inc.	WSP Global Inc.

In the event that a member of the Comparator Group experiences any of the following events during the Performance period, the following treatment shall apply:

Acquisition:  If a member of the Comparator Group is acquired during the performance period, the member is removed from the Comparator Group;

Bankruptcy:  If a member of the Comparator Group becomes insolvent or bankrupt, as determined by the Administrator, during the performance period, the member will remain in the Comparator Group. For the avoidance of doubt, such member could potentially have -100% TSR;

Delisting:  If a member becomes delisted from an exchange on which it is listed, the member will remain in the Comparator Group so long as the company is still trading on a market where an independent share price can be determined (i.e., an over-the-counter market).  Once a share price can no longer be determined, treatment of the member’s results will follow based on the reason for delisting (e.g., acquisition, merger, privatization, bankruptcy, etc.);

Merger:  If two members merge with each other, the newly formed company will remain in the Comparator Group while the deactivated member will be removed;

Privatization:  If a member becomes a private company during the performance period, the member is removed from the Comparator Group; and

Spin-off:  If a member spins-off one or more subsidiaries or other affiliated entities during the performance period, the member will remain in the Comparator Group.  The spun off entity will not be added to the Comparator Group.  The spin-off will be treated in the same manner as a regular cash dividend paid by that member in an amount equal to the fair market value of the common stock (or fractional share thereof) of the spun-off entity provided.

Capitalization Adjustments:  Calculations and definitions shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration, in each case, as determined by the Administrator.

Performance Earnout Schedule:  The following schedule shall apply to determine what percentage of the target PEP units is earned after the three-year performance cycle in order to determine the final earned percentage (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

Percent Earned	0%	100%	200%
Percentile Rank	25th	55th	75th

2.         Return on Invested Capital (“ROIC”)

ROIC performance objective is a 3-Year Average ROIC of AECOM less all at-risk self-perform businesses to be sold equal to (a) the average of fiscal years 2021, 2022, and 2023 Adjusted Net Operating Profit After Taxes (“Adj. NOPAT”) divided by (b) the Average Quarterly Invested Capital over fiscal years 2021, 2022, and 2023 of (c)

i.         Adj. NOPAT is the sum of Adjusted Attributable Net Income and Adjusted Interest Expense net of Interest Income (tax effected at a normalized 28.5% rate). Adjusted Attributable Net Income is the Net Income Available to Common Stockholders excluding foreign exchange gains/losses on forward contracts related to financing, acquisition and integration related expenses, transaction related expenses, transformational restructuring related expenses, financing charges in interest expense, the amortization of intangible assets, and financial impacts associated with expected and actual dispositions of non-core businesses and assets. Adjusted Interest Expense excludes financing charges in interest expense.

ii.        Invested Capital is the sum of the Attributable Shareholders Equity plus Total Debt less Cash and Cash Equivalents. Quarterly Invested Capital is the beginning and ending Invested Capital balance of each respective quarter. Average Quarterly Invested Capital excludes changes to Accumulated Other Comprehensive Loss (i.e., it is held flat at Q4 FY20 ending actuals).

Performance Earnout Schedule:  The following schedule shall apply to determine what percentage of the target PEP units is earned after the three-year performance cycle in order to determine the final earned percentage (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

Percent Earned	0%	100%	200%
3-Year Average ROIC	X	X	X

3.         Adjusted Earnings Per Share (“EPS”) Growth

The Adjusted EPS Growth performance objective is measured over fiscal years 2021, 2022, and 2023 reflecting the performance of the Company, enterprise-wide, less all at-risk self-perform businesses to be sold.

Adjusted EPS is calculated as (a) Adjusted Attributable Net Income (as defined in Section 2.ii.) divided by (b) the Weighted Average Number of Common Shares Outstanding, on a diluted basis, for a fiscal year.  The Weighted Average Number of Common Shares Outstanding excludes the impact of any shares repurchased during the applicable fiscal year.

The percentage earned from Adjusted EPS Growth is calculated as follows:

i.    An amount equal to one-third of the PEP units subject to the Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the growth in Adjusted EPS from fiscal year 2020 to fiscal year 2021; plus

ii.   An amount, not less than zero, equal to (A) two-thirds of the PEP units subject to the Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the average growth in Adjusted EPS in fiscal years 2022 and 2021 compared to the respective prior fiscal year minus (B) the amount determined pursuant to subsection i. above; plus

iii.  An amount, not less than zero, equal to (A) the total number of PEP units subject to the Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the average growth in Adjusted EPS in fiscal years 2023, 2022 and 2021 compared to the respective prior fiscal year minus (B) the amount determined pursuant to subsection i. and ii. above.

Performance Earnout Schedule:  The following schedule shall apply to determine what percentage of the target PEP units is earned through each performance period (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

From Fiscal Year 2020 to Fiscal Year 2021

Percent Earned	0%	100%	200%
Adjusted EPS Growth	X	X	X

From Fiscal Year 2020 to Fiscal Year 2022

Percent Earned	0%	100%	200%
Average Adjusted EPS Growth	X	X	X

From Fiscal Year 2020 to Fiscal Year 2023

Percent Earned	0%	100%	200%
Average Adjusted EPS Growth	X	X	X